Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Streicher Mobile Fueling, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-84275, 333-79801, 333-61764, 333-113622, and 333-126123) and Forms S-3 (File Nos. 333-30950, 333-30952, 333-84273, 333-61762, 333-113682, 333-131146, 333-136137 and 333-126116) of Streicher Mobile Fueling, Inc. and subsidiaries, of our report dated September 13, 2004, with respect to the consolidated statement of operations, shareholders’ equity, and cash flows for the period ended June 30, 2004, which report appears in the June 30, 2006 annual report on Form 10-K of Streicher Mobile Fueling, Inc.

/s/ KPMG LLP

Ft. Lauderdale, Florida
October 13, 2006
Certified Public Accountants